Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Strive, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share	(1)	Other	21,115,001	$1.62	$34,206,301.62	0.0001381	$4,723.89

Total Offering Amounts:						$34,206,301.62		4,723.89
Total Fee Offsets:								0.00
Net Fee Due:								$4,723.89

__________________________________________
Offering Note(s)

(1)	Pursuant to the Agreement and Plan of Merger, dated as of September 22, 2025 (as amended by that certain letter agreement dated as of December 3, 2025, the “Merger Agreement”), by and among Strive, Inc. (the “Registrant”), Strive Merger Sub, Inc., a Delaware corporation, and Semler Scientific, Inc., a Delaware corporation (“Semler”), the Registrant assumed certain outstanding options to purchase shares of Semler’s common stock granted under (i) the Semler Scientific, Inc. 2024 Stock Option and Incentive Plan and (ii) the Semler Scientific, Inc. 2014 Stock Incentive Plan (collectively, the “Semler Plans”), subject to their respective continued vesting, exercisability and other terms and conditions. The assumed stock options become exercisable solely to purchase shares of Class A Common Stock, par value $0.001 per share, of the Registrant (the “Class A Common Stock”), with appropriate adjustments to the number of shares into which the assumed options are exercisable and the exercise price per share of such options in accordance with the terms of the Merger Agreement.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Class A Common Stock that may become issuable under the Semler Plans by the Registrant by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to the outstanding stock options granted pursuant to the Semler Plans.

The Registrant does not have any fee offsets.